Exhibit 99.1

COBALIS COMPLETES FUNDING; EXPECTS TOP-LINE PHASE III TRIAL RESULTS FOR PREHISTIN(TM) IN APRIL 2007

    IRVINE, Calif.--March 22, 2007--Cobalis Corp. (OTC BB: CLSC) a pharmaceutical development company specializing in anti-allergy medications, announced today that it has completed its $3.85 million funding with the receipt of gross proceeds of $675,000 from the third and final closing under its Security Purchase Agreement dated December 20, 2006. The final closing was funded after the Securities and Exchange Commission declared the Company's related Registration Statement was effective.

    A portion of the proceeds from the third closing will be utilized to complete data analysis required for reporting top-line efficacy results from the Company's twin pivotal Phase III Clinical Trials for its anti-allergy medication, PreHistin(TM). The twin trials are completed, and all of the data from the 23 sites has been collected and is being audited. Cobalis anticipates that the database will be "locked" shortly, with analysis of top line efficacy results to be completed and announced in April 2007.

    Cobalis Corp. Chief Executive Officer Dr. Gerald Yakatan said, "We are pleased to have completed this financing and look forward to our next major corporate milestone, reporting top-line efficacy results from our allergy trials. After the results are known, the Company will be in a better position to decide its direction regarding our regulatory approval plan and our strategy with potential marketing partners."

    Phase III Clinical Trial Overview:

    The Phase III Clinical Trials involved 1,551 patients at 23 sites across the central, southern and eastern United States. The patients received either placebo or a 3.3 mg sublingual dosage of PreHistin twice daily for three weeks prior to the onset of the ragweed allergy season and for an additional three weeks into the allergy season. The trials were designed to test the safety and efficacy of pre-seasonal treatment with PreHistin on moderate to moderately severe seasonal ragweed allergy patients. Symptom diaries were maintained for an additional four weeks following treatment to determine duration of effect. Cobalis plans to seek FDA approval to market PreHistin over-the-counter in the US.

    About Cobalis Corp.

    Cobalis Corp. is a specialty pharmaceutical development company specializing in medications to prevent and treat atopic disease, including allergies, migraine headache, atopic asthma and dermatitis. Its flagship drug candidate PreHistin is an allergy prevention medication in Phase III clinical development. Cobalis plans to seek FDA approval to market PreHistin over-the-counter in the US. For further information, visit www.cobalis.com

    Safe Harbor

    This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Cobalis disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to securing funding for ongoing operations including clinical trials, difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the development of competing products by our competitors; uncertainties related to the Company's dependence on third parties and partners; and those risks described in our quarterly report on Form 10-QSB filed with the SEC on February 20, 2007.

    CONTACT: Jaffoni & Collins Incorporated
             David Collins or Steven Hecht, 212-835-8500
             CLSC@jcir.com